UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) November 18, 1994

                      BURLINGTON NORTHERN RAILROAD COMPANY

             (Exact name of registrant as specified in its charter)


Delaware                             1-6324                          41-6034000

(State or other jurisdiction         (Commission                  (IRS Employer
of incorporation)                    File Number)           Identification No.)

3800 Continental Plaza, 777 Main Street, Fort Worth, Texas                76102
(Address of principal executive offices)

Registrant's telephone number, including area code: (817) 333-2000


(Former name or former address, if changed since last report)








                                         Page 1 of 3.  There are no exhibits
                                         filed with this Form 8-K.

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Item 5.  Other Events

Coal Transportation Contract Litigation Development

On April 26, 1991, an action was filed against Burlington Northern Railroad Company ("Railroad"), a wholly owned subsidiary of Burlington Northern Inc. ("BNI"), in the 102nd Judicial District Court for Bowie County, Texas seeking a reduction of the transportation rates required to be paid under two contracts (Southwestern Electric Power Company v. Burlington Northern Railroad Company, No. D-102-CV-91-0720). The plaintiff, Southwestern Electric Power Company ("SWEPCO"), was challenging the contract rates for transportation of coal to its electric generating facilities at Cason, Texas and Flint Creek, Arkansas. SWEPCO contended that productivity gains achieved by Railroad constituted unusual economic conditions giving rise to a "gross inequity" because Railroad's costs of providing service have been reduced over the contracts' terms. On August 2, 1994, plaintiff filed an amendment to its complaint to further allege that Railroad had been unjustly enriched by retaining differences between the rates actually charged and those that should have been charged. SWEPCO sought both prospective rate relief and recovery of alleged past overcharges.

Railroad's primary contention was that both parties anticipated productivity gains in the rail industry when negotiating the contracts and agreed that Railroad would retain most of its productivity gains. Railroad further contended that there was no agreement that transportation rates paid by SWEPCO would be based on Railroad's costs of providing service.

On November 18, 1994, the jury rendered a verdict denying plaintiff's request for prospective rate relief and that plaintiff take nothing on its principal claims of "gross inequity." However, Railroad was assessed damages approximating $56 million relating to plaintiff's alternative claim of unjust enrichment. Railroad intends to appeal that portion of the jury verdict. In the opinion of outside counsel, Railroad has a substantial likelihood of prevailing on appeal, although no assurances can be given due to the uncertainties inherent in litigation. BNI and Railroad believe that each Company's financial statements continue to appropriately reflect the expected outcome of this case.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                        BURLINGTON NORTHERN RAILROAD COMPANY



                                    By: /s/ Douglas J. Babb
                                        Douglas J. Babb
                                        Vice President and General Counsel





Date:  November 22, 1994